Exhibit (d)(2)

SCHEDULE A
As of May 31, 2023

All of the Funds referenced below are organized as Massachusetts business trusts unless otherwise indicated.

I.	OPEN-END FUNDS: Monthly Compensation calculated daily by applying the following annual rates to a fund’s daily net assets:
FIXED INCOME FUNDS	INVESTMENT ADVISORY FEE
Morgan Stanley Mortgage Securities Trust	0.47% of the portion of the daily net assets not exceeding $1 billion; 0.445% of the portion of the daily net assets exceeding $1 billion but not exceeding $1.5 billion; 0.42% of the portion of the daily net assets exceeding $1.5 billion but not exceeding $2 billion; 0.395% of the portion of the daily net assets exceeding $2 billion but not exceeding $2.5 billion; 0.37% of the portion of the daily net assets exceeding $2.5 billion but not exceeding $5 billion; 0.345% of the portion of the daily net assets exceeding $5 billion but not exceeding $7.5 billion; 0.32% of the portion of the daily net assets exceeding $7.5 billion but not exceeding $10 billion; 0.295% of the portion of the daily net assets exceeding $10 billion but not exceeding $12.5 billion; and 0.27% of the portion of the daily net assets exceeding $12.5 billion.
Morgan Stanley Global Fixed Income Opportunities Fund	0.32% of the daily net assets.
Morgan Stanley Long Duration Government Opportunities Fund	0.42% of the portion of the daily net assets not exceeding $1 billion; 0.395% of the portion of the daily net assets exceeding $1 billion but not exceeding $1.5 billion; 0.37% of the portion of the daily net assets exceeding $1.5 billion but not exceeding $2 billion; 0.345% of the portion of the daily net assets exceeding $2 billion but not exceeding $2.5 billion; 0.32% of the portion of the daily net assets exceeding $2.5 billion but not exceeding $5 billion; 0.295% of the portion of the daily net assets exceeding $5 billion but not exceeding $7.5 billion; 0.27% of the portion of the daily net assets exceeding $7.5 billion but not exceeding $10 billion; 0.245% of the portion of the daily net assets exceeding $10 billion but not exceeding $12.5 billion; and 0.22% of the portion of the daily net assets exceeding $12.5 billion.
Sch.A-1

EQUITY AND ASSET ALLOCATION FUNDS	INVESTMENT ADVISORY FEE
Morgan Stanley Europe Opportunity Fund Inc. (Maryland corporation)	0.87% of the portion of the daily net assets not exceeding $500 million; 0.82% of the portion of the daily net assets exceeding $500 million but not exceeding $2 billion; 0.77% of the portion of the daily net assets exceeding $2 billion but not exceeding $3 billion; and 0.745% of the portion of the daily net assets exceeding $3 billion.
Morgan Stanley Insight Fund	0.67% of the portion of the daily net assets not exceeding $500 million; 0.645% of the portion of the daily net assets exceeding $500 million but not exceeding $2 billion; 0.62% of the portion of the daily net assets exceeding $2 billion but not exceeding $3 billion; and 0.595% of the portion of the daily net assets exceeding $3 billion.
Sch.A-2

MONEY MARKET FUNDS
Morgan Stanley U.S. Government Money Market Trust	0.15% of the daily net assets.
Sch.A-3

Annex 1

List of Funds for which Section 2 is applicable:

Morgan Stanley Insight Fund

A-1-1

Annex 2

List of Funds for which Section 8 is applicable and any Fund-specific operating expense limitation:

Morgan Stanley Europe Opportunity Fund Inc.

Morgan Stanley Mortgage Securities Trust

Morgan Stanley Insight Fund

Morgan Stanley Long Duration Government Opportunities Fund

A-2-1